Exhibits 5.1 and 8.1
                                                          --------------------

                                                              October 29, 1998

CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302



              Re:   CWMBS, Inc.
                    Residential Asset Securitization Trust 1998-A14 Mortgage Pass-Through Certificates, Series 1998-N
                    -------------------------------------------------


Ladies and Gentlemen:

     We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of October 1, 1998 (the "Pooling and Servicing Agreement"), among the Company, as depositor, IndyMac, Inc., as seller and master servicer (the "Seller and Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

     The Certificates will represent the entire beneficial ownership interest Residential Asset Securitization Trust 1998-A14 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional fixed-rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

     Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company and the Seller and Master Servicer and constitutes a valid, legal and binding agreement of the Company and the Seller and Master Servicer, enforceable against the Company and the Seller and Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. The Master REMIC and the Subsidiary REMIC as described in the Pooling and Servicing Agreement will each qualify as a "real estate mortgage investment conduit" ("REMIC") within the meaning of Section 806D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the assets of the Master REMIC as a REMIC and an election is made to treat the assets of the Subsidiary REMIC as a REMIC, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Trreasury regulations thereunder.

     The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on IndyMac, Inc. or any of its shareholders.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                                   Very truly yours,

                                                   /s/ BROWN & WOOD LLP
                                                   ----------------------
                                                       BROWN & WOOD LLP